* Confidential treatment has been requested for certain portions of this exhibit.

                          SNAP PROMOTION AGREEMENT
                          ------------------------
                                 (iVillage)

This Promotion Agreement (the "Agreement") is dated as of November 6, 1998 between Snap! LLC, with its principal place of business located at One Beach Street, San Francisco, California 94111 ("Snap"), and iVillage, Inc., with its principal place of business located at 170 Fifth Avenue, New York, NY 10010 (the "Company"). Pursuant to this Agreement, Snap will provide various promotions to the Company to assist the Company in promoting its network of Internet sites and related services. Accordingly, the parties hereby agree as follows:

1.       Background.

         1.1 The Company. The Company operates a network of Internet sites including but not limited to content pertaining to parenting, work and health, including the site located at http://www.ivillage.com.

         1.2 Snap. Snap operates a search and aggregation "portal" site on the World Wide Web.

2.       Definitions.

         "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

         "Agreed Channels" means all of the Targeted Impressions plus up to five additional channels, as mutually agreed. Such additional channels shall initially be Business & Money, Computing, Travel, Education and Entertainment.

         "Company Marks" means any trademarks, trade names, service marks and logos that may be delivered by the Company to Snap expressly for inclusion in the Promotions.

         "Company Sites" means the Internet sites operated by the Company and promoted on Snap through the Promotions, including the Internet sites expressly referenced in Section 3, together with any mirror sites, co-branded sites and successors thereto.

         "Content Portal" means an area on the front page of a Resource Center that is designed to be programmed with content from a third party content provider such as the Company.

         "Family Center" means a Resource Center within Snap's Kids & Family Channel that is focused on family issues and is linked to directly from the front door of the Snap Site and from within the Kids & Family Channel.

         "Health Center" means a Resource Center within Snap's Health Channel, currently referred to as the "Guide to Better Health," that is focused on health issues and is linked to directly from the front door of the Snap Site and from within the Health Channel.

         "Impression" means the display of a Promotion for any Company Site on any Snap Site in accordance with this Agreement.

         "Parenting Center" means a Resource Center within Snap's Kids & Family Channel that is focused on parenting issues and is linked to from within the Kids & Family Channel and from the parenting section of Snap's Living Channel.

         "Products" means any product or service sold on or through the Company Sites.

         "Promotions" means banners, buttons, text links, branded text, Content Portals, links within email newsletters distributed by Snap and other promotions displayed on any Snap Site, including the specific types of promotions referenced in Section 3.
                                                    ----------

         "Referral Users" are any users that access the Company Site through a Promotion. All Referral Users will be tagged and tracked by the Company during the first and any subsequent visit to the Company Site via the Snap Site for the purpose of revenue sharing as referenced in Section 5.3.

         "Resource Center" means a collection of related Web pages, links, portals and other resources on the Snap Site focused on a particular subject matter.

         "Snap Box" means a search box with Snap's full Internet search functionality and containing icons for and links to the Snap Site. Each Snap Box will take users directly to the Snap Site to view the results of their search query.

         "Snap Results Page" means a successful search results page on the Snap Site that is served by Snap in response to a search inquiry through a Snap Box on the Company Site.

         "Snap Marks" means any trademarks, trade names, service marks and logos delivered by Snap to the Company expressly for inclusion on a Company Site.

         "Snap Site" means the search and aggregation "portal" site operated by Snap at http://www.snap.com, together with any co-branded editions of such site that have been or may be developed for Snap's third party distribution partners and licensees.

         "Targeted Impressions" means (a) any Impressions within the Kids & Family, Health, Living, or Shopping Channels; (b) other Impressions that appear in context within editorial content or tools provided by the Company (for example, a "calorie counter" feature); (c) Impressions within email newsletters distributed pursuant to
         Section 3.4; (d) Impressions within My Snap!, as contemplated by
         Section 3.5; and (e) Keyword banner Impressions delivered pursuant to Section 3.6.

         "Term" means the term of this Agreement, as set forth in Section 5.

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         "User" means a user of the Snap Site.

3.       Promotions.

         3.1      Promotions within the Health Channel.

                  3.1.1 During the Term, the Company will have the exclusive right to program the Content Portal on the front page of the Health Center with health related content from its Better Health site or any successor Web site thereto ("Better Health"), as well as health related content from the ivillage.com Site, subject to the reasonable discretion of a Snap producer.

                  3.1.2 Subject to the mutual agreement of the parties, to the extent Snap reasonably deems it to be appropriate editorially, Snap may include other Promotions for Better Health throughout the Health Center and may provide additional opportunities for the Company to provide content from the Better Health site for display within the Health Channel.

                  3.1.3 Notwithstanding the foregoing or anything herein to the contrary, the parties mutually agree that the Company's content will appear in the Health Center 31 days after Snap gives notice to the content providers currently in such center, which notice will be given within 10 days following the execution of this Agreement.

         3.2      Promotions within the Kids and Family Channel

                  3.2.1 During the Term, the Company will have the exclusive right to program the Content Portals on the front pages of the Family Center and the Parenting Center with content from its Parent Soup site, subject to the reasonable discretion of a Snap producer.

                  3.2.2 Subject to the mutual agreement of the parties, to the extent Snap reasonably deems it to be appropriate editorially, Snap may include other Promotions for Parent Soup throughout the Family Center and the Parenting Center and may provide additional opportunities for the Company to provide content from the Parent Soup site for display on the Snap Site.

         3.3 Promotions for iBaby. Snap shall, subject to Snap's discretion include Promotions for the Company's iBaby site throughout the Kids and Family, Health, Living and Shopping Channels, and Snap may provide additional opportunities for the Company to provide content from the iBaby site for display on the Snap Site, including working with Snap to create a Baby Shop.

         3.4 Newsletters. If Snap develops an area where Users can register for e-mail newsletters from third party content providers, Snap will provide the Company a reasonable opportunity to offer a newsletter to Users through such area.

         3.5 Promotions for My Snap!. The Company's Better Health and Parent Soup content and links will be included as an initial default option for Snap's "My Snap!" personalized home page, meaning that initial default links for Better Health and Parent Soup will automatically appear on the My Snap! start page for each first time User. All Company content linked to from within My Snap! will be hosted in its entirety by Snap!.

         3.6 Keyword Banners. The Company will receive [*]% of the banner advertisements served on search results pages that result from searches that include any of the 30 search terms identified in Exhibit A.
                                      ---------

         3.7 Best Labels. To the extent Snap deems it to be appropriate editorially, links to Company Sites included within Snap search results will include a "Best" editorial label.

         3.8 Snap may provide standard Promotions throughout the Snap Site in an amount sufficient to meet the minimum impressions in
                  Section 3.9. The Company may request any reasonable reallocation of the location and type of the Promotions subject to Snap's then-current inventory availability. Snap shall not charge the Company any extra fees for such requested reallocations of Promotions if they are equivalent in value to those that would otherwise be provided by Snap hereunder.

         3.9      Minimum Impressions.

                  3.9.1 During the first year of the Term, Snap will deliver a total of at least [*] Impressions. Snap will deliver [*] additional Impressions at no additional charge on a run-of-site basis.

                  3.9.2 During the second year of the Term, Snap will deliver a total of at least [*] Impressions. Snap will deliver [*] additional Impressions at no additional charge on a run-of-site basis.

                  3.9.3 In each year of the of the Term, at least [*]% of the minimum number of Impressions will be Targeted Impressions. Of the remaining minimum number of Impressions, at least half will be displayed within Agreed Channels. The remaining Impressions may be untargeted and may appear anywhere within the Snap Site (for example, run-of-site banner advertisements).
                           Notwithstanding these minimum requirements, Snap will endeavor to deliver a larger percentage of Targeted Impressions during the Term, subject to Snap's discretion.

                  3.9.4 If Snap does not deliver the required number of Impressions during any year of the Term, Snap will have an additional three months to deliver such Impressions (together with any other Impressions otherwise required during such three month period hereunder) on the Snap Site. Such Impressions delivered during this three month period shall be allocated to the appropriate category, (i.e. targeted or untargeted) to fulfill the impressions guarantee pursuant to
                           Section 3.9.3.

                  3.9.5 If Snap does not deliver the required number of Impressions during the additional three month period described in Section 3.9.4, Snap will have a second three month period to deliver such Impressions (together with any other Impressions otherwise required during such three month period hereunder) on the Snap Site or any other Internet site operated by CNET, Inc. or the National Broadcasting Company, Inc. or their affiliates, subject (in the case of sites other than the Snap
                           Site) to the Company's prior consent, which shall not be unreasonably withheld, and provided that such substituted Impressions are substantially equivalent in value.

4.       Exclusivity.

         4.1 Content provided by On Health, Women.com and Oxygen (individually, a "Competitor") will not constitute, in the aggregate, more than [*]% of the total content provided on the front page of the Health Center; the aforementioned notwithstanding, each Competitor may provide not more than [*]% of the total content on that page. In addition Snap will agree not to receive any payment for such content. Promotions for On Health, Women.com and Oxygen will not constitute, in the aggregate, more than [*]% of the total number of Promotions displayed within the Health Center of Snap.

         4.2 Content provided by Home Arts and Oxygen (individually, a "Competitor") will not constitute, in the aggregate, more than [*]% of the total content provided on the front page of the Family Center or the Parenting Center; the aforementioned notwithstanding, each Competitor may provide not more than [*% of the total content on that page. In addition Snap will agree not to receive any payment for such content. Promotions for Home Arts and Oxygen will not constitute, in the aggregate, more than [*]% of the total number of Promotions displayed on the front page of the Family Center or the Parenting Center.

         4.3 For purposes of this Section 4, the percentage of content provided on a page will be measured based on the total area of the page on which such content appears. In the event that Snap plans to offer any Competitor an editorial or promotional opportunity, other than standard media buys that are up to three months, or aggregation and selection of content, provided such content is not paid for, in connection with the Health Center, Family Center or Parenting Center, Snap agrees to provide the Company with such opportunity first Notwithstanding the foregoing, Company shall, at all times during the Term of this Agreement, be the preferred provider of content and promotions throughout those areas of the Snap Site which are set forth herein, the Health Center, Family Center and Parenting Center.

5.       Payments.

         5.1 First Year. The Company will pay Snap a total of $[*] with respect to the first year of the Term, as follows:

                  5.1.1 The Company will pay Snap a one time development fee of $[*] for content integration payable within five days after execution of this Agreement;

                  5.1.2 The Company will pay Snap an annual slotting fee of $[*] for carriage of the Promotions within the Snap Site, payable in twelve equal monthly installments, within 30 days of each month; and

                  5.1.3 The Company will pay Snap a partnership fee of $[*], payable in the following installments by the fifth day of each calendar month:

                           5.1.3.1  $[*] per month during months 1-6
                                    of the Term

                           5.1.3.2  $[*] per month during months 7-12
                                    of the Term

         5.2 Second Year. The Company will pay Snap a total of $[*] with respect to the second year of the Term, as follows:

                  5.2.1 The Company will pay Snap an annual slotting fee of $[*] for carriage of the Promotions within the Snap Site, payable in twelve equal monthly installments, within 30 days of each month; and

                  5.2.2 The Company will pay Snap a partnership fee of $[*] payable in equal monthly installments of $[*] by the fifth day of each calendar month.

         5.3 Revenue Sharing. The Company will pay to Snap an amount equal to [*]% of all gross margin earned by the Company from sales made through the Company's iBaby site to Referral Users. Such revenue sharing will be payable monthly, simultaneously with delivery of the monthly reports referenced in Section 8.2, which will support the Company's calculation of the required payment for the preceding month.

         5.4 Required payments hereunder will be made by check or wire transfer of immediately available funds as reasonably directed by Snap.

         5.5      Notwithstanding the foregoing: if Snap has not delivered:
                  (i) [*] impressions on or before the date that is six months from this Agreement then Snap and the Company will meet in good faith within 30 days of that time to re-negotiate the agreement; if no agreement is reached after that time, the Company may terminate the agreement, or (ii) [*] impressions (based on the proportions described in section 3.9 including the additional impressions as referenced in section 3.9.1 and section 3.9.2.), on or after the date that is twelve months from the date of this agreement the Company may terminate the agreement.

         5.6 Snap Results Pages. Snap will pay the Company a standard monthly fee based on the daily average number of Snap Results Pages delivered to users. Such fee will be calculated as follows: (1) divide the total number of Snap Results Pages for the month by the number of days in the month, (2) divide the result by [*], (3) multiply the result by the appropriate Guaranteed Daily CPM as set forth below, and (4) multiply the result by the number of days in the month. For example, if the Company's Snap Box produces a total of [*] Snap Results Pages for June, the monthly fee for June will be calculated by the following formula: ((([*]
                  / [*]) / [*]) * $[*]) = $[*] = $[*]. Thus, Snap will
                  pay the Company $[*] for [*] Snap Results.

                     Average Number of
                     Daily Snap Results Pages          Guaranteed Daily CPM
                     ------------------------          --------------------

                     [*]                              $[*]
                     [*]                              $[*]
                     [*]                              $[*]
                     [*]                              $[*]
                     [*]                              $[*]
                     [*]                              $[*]

6.       Design of the Promotions and Operation of the Company Site and Snap
         Site

         6.1 Snap and the Company will cooperate in good faith to create an "implementation team," which will include an account manager designated by Snap and an appropriate representative of the Company, to oversee the creation and delivery of the Promotions contemplated by this Agreement.

         6.2 The Company will design any graphics and other materials required for the Promotions and will supply digital copies of such materials to Snap. Such materials will be designed and delivered in accordance with Snap's technical and editorial guidelines as defined in Exhibit B, as may be changed from time to time and communicated by Snap to the Company. Snap will provide reasonable assistance to the Company in connection with the design and delivery of such materials.

         6.3 On each page of a Company Site to which Users are linked from the Promotions, the Company will display a button or other graphical link to be provided by Snap, which links back to the default Snap Site. All such links on the Company Sites will be displayed Above the Fold. Snap agrees not to specifically target (separately from the general database of Snap Users) any Users who access the Snap Site through such links.

         6.4 Both parties will be responsible for ensuring that each URL provided to the other party for use as set forth in this Agreement, takes the User to the appropriate area within the respective site and that each party's site functions with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, both parties agree that each party's respective site will comply with the following performance standards throughout the Term:

                  6.4.1 Each party's site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 97% of the time during any 30 day period.

                  6.4.2 The average time required to start displaying the HTML on a page of a party's site after a link from the other party's shall not exceed a daily average of three seconds, and the average time required to deliver an entire page of a party's site over the open Internet shall not exceed a daily average of six seconds. For measurements required in this Paragraph, both parties may assume standard T1 connectivity to the Internet.

                  6.4.3 Without limiting the effect of Paragraphs 6.4.1 and 6.4.2 above, the Company shall provide to Users coming to the Company Sites from the Promotions at least the same level of service as is offered to Users coming directly to such Company Sites.

                  6.4.4 The Company Sites e shall not, to the best of the Company's knowledge: (a) contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (b) permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (c) permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

                  6.4.5 If any of the performance standards set forth above are not met by either party with respect to that party's site, the other party may, after notifying the violating party, remove any or all links to such party's, at the non violating party's sole discretion. If a party's site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, the other party may, after notifying the violating party, remove any or all links to such violating party's site, at the non-violating party's sole discretion, until such time as the violating party notifies the non-violating party that such site has resumed acceptable operation. These remedies are for each party's editorial purposes and in no way limit either party's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

7.       Termination.

         7.1 The term of this Agreement (the "Term") will begin on the date hereof and will end on the second anniversary of the date hereof, unless otherwise terminated or extended as provided in this Agreement.

         7.2 If either party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement at any time by giving written notice of termination to the breaching party (or ten days in the event of non-payment).

         7.3 The provisions of Sections 12, 13 and 14 and any payment obligations arising prior to termination will survive any termination of this Agreement.

8.       Reporting.

         8.1 Within 30 days after the end of each calendar month during the Term, Snap will provide to the Company standard advertising reports, as generally offered by Snap, with respect to the Promotions.

         8.2 Within 30 days after the end of each calendar month during the Term, the Company will provide to Snap a report indicating (a) the number of Users who access any Company Site by clicking on a link embedded within a Promotion delivered by Snap hereunder, in the aggregate and for each Company Site, and (b) the total revenues and gross profit earned by the Company from sales made through the Company's iBaby site to such Users. The Company will obtain such data by tagging each User who accesses any Company Site through a Promotion using a cookie or other similar technology, as agreed upon by the parties.

9.       User Data.

         The Company will be the sole owner of any information that the Company collects from Users through the Company Sites, and Snap will be the sole owner of any information that Snap collects from Users through the Snap Site. Notwithstanding the foregoing and subject to the provisions of Section 14.8, each party will have the unrestricted right and license to use any information provided by the other party pursuant to Section 7.

10.      Company Integration of Snap.

         10.1 The Company will feature a Snap Box as a part of the front page of each of the Company Sites and throughout the Company Sites as appropriate, the design, size and positioning of which will be mutually agreed upon by Snap and the Company, provided that the Snap Box appear above the fold. Snap will pay the Company for Snap Results Pages as provided in Section 5.6, above.

         10.2 The Snap Results Pages delivered to users as a result of a query from Company's Snap Box will be co-branded edition of the Snap Service located at www.snap.com.

         10.3 On each page of a Snap Site to which Users are linked from the Company Site, Snap will display a mutually agreed upon button or other graphical link to be provided by the Company, which links back to the default Company Site. All such links on the Snap Site will be displayed Above the Fold. Company agrees not to specifically target (separately from the general database of Company Users) any Users who access the Company Site through such links.

11.      Trademark Licenses.

         11.1 The Company hereby grants to Snap a non-exclusive, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks solely within the Promotions. Any use of the Company Marks by Snap must comply with any reasonable usage guidelines communicated by the Company to Snap from time to time. Nothing contained in this Agreement will give Snap any right, title or interest in or to the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Snap acknowledges and agrees that, as between the Company and Snap, the Company is the sole owner of all rights in and to the Company Marks.

         11.2 Snap hereby grants to the Company a non-exclusive, royalty free license, effective throughout the Term, to use, display and publish the Snap Marks solely within the Company Sites as provided in Section 8 above. Any use of the Snap Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by Snap from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the Snap Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. The Company acknowledges and agrees that, as between the Company and Snap, Snap is the sole owner of all rights in and to the Snap Marks.

12.      Responsibility for the Products.

         The Company acknowledges and agrees that, as between the Company and Snap, the Company will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Company Sites or the offer or sale of any Products by the Company or through the Company Sites. Snap is not authorized to make, and agrees not to make, any representations or warranties concerning the Company Sites or the Products, except to the extent (if any) contained within Promotions delivered to Snap by the Company or approved by the Company.

13.      Mutual Indemnification.

         13.1 Indemnification by Snap. Snap shall indemnify and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of any claims of infringement or misappropriation of intellectual property rights, or arising from the operation of Snap Site.

         13.2 Indemnification by the Company. The Company shall indemnify and hold Snap harmless from and against any Losses that Snap may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the Company Marks by Snap in accordance with this Agreement; (b) any content provided by the Company to Snap for display on the Snap Site; (c) the operation of the Company Sites; or (e) the offer or sale of any Products by the Company or through the Company Sites.

         13.3 Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

14.      Miscellaneous.

         14.1 Women's Channel. If, during the Tenn, Snap creates a Women's Channel or a Women's resource center, Snap will negotiate in good faith with the Company, for at least 15 days before negotiating with any third party, concerning the terms on which the Company could provide content or receive branding within such channel or resource center. Should Snap and the Company agree on such terms then, as part of that agreement, (i) content provided by Women.com, Home Arts and Oxygen will not constitute, in the aggregate, more than 40% of the total content provided within the Women's Channel or Women's resource center, as the case may be; (ii) content provided by Women.com, Home Arts and Oxygen will not constitute individually more than 25% of the total content in the Women's Channel or Women's resource center, and
                  (iii) promotions for Women.com, Home Arts and Oxygen will not constitute, in the aggregate, more than 50% of the total number of Promotions displayed within the Women's Channel or Women's resource center, provided that each company's promotions may not constitute more than 25% of the total Promotions displayed within the Women's Channel or Women's resource center; and (iv) the Company shall at all times during the term of the agreement be the preferred provider of content and promotions throughout such Women's Channel.

         14.2 LIMITATION OF DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT FOR ANY CLAIM FOR INDEMNIFICATION ARISING UNDER SECTION 13 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL PAYMENTS REQUIRED TO BE MADE UNDER THIS AGREEMENT.

         14.3 Assignment. Snap may not assign this Agreement, except (a) in connection with the transfer of substantially all of the business operations of Snap (whether by asset sale, stock sale, merger or otherwise); (b) to an affiliate of Snap; or (c) with the written permission of the Company, which will not be unreasonably withheld. The Company may not assign this Agreement, except with the written permission of Snap, which will not be unreasonably withheld or delayed.

         14.4 Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

         14.5 Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

         14.6 Audit Rights. Each party will have the right to engage an independent third party to audit the books and records of the other party relevant to the quantification of the Promotions, not more than once per year during the term of this Agreement, and upon not less than thirty (15) days written notice and during normal business hours, and the other party will provide reasonable cooperation in connection with any such audit. The party requesting the audit will pay all expenses of the auditor unless the audit reveals an underpayment by the other party of more than 5%, in which case the other party will reimburse all reasonable expenses of the auditor.

         14.7 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

         14.8 Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (a) proposals, ideas or research related to possible new products or services; (b) financial information; and (c) the material terms of the relationship between the parties (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's Confidential Information shall terminate when the party seeking to avoid its obligation under this Section can document that:
                  (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party (`Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation or confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

         14.9 Press Release. Each party may issue a press release concerning the business relationship contemplated in this Agreement, provided that the other party has had a reasonable opportunity to review and comment on its press release, and agreed on the content of the release either verbally or in writing. In addition, each party will provide an appropriate quote from one of its senior executive officers for use in the other party's release.

         14.10 Illustrations. All Illustrations attached to the Exhibits are for illustrative purposes only and shall not be deemed to bind, obligate or restrict either party from making reasonable changes in such party's discretion.

         14.11 Attorney Fees. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

         14.12 Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SNAP, LLC                                  iVILLAGE, INC.



By:    /s/ Edmund Sanctis                  By:   /s/ Steve Elkes
       ---------------------------               ------------------------------


Name:      Edmund Sanctis                  Name:     Steve Elkes
       ---------------------------               ------------------------------


Title:     C.O.O.                          Title:   V.P. Business Affairs
       ---------------------------               ------------------------------

                                  Exhibit A

                                  Keywords

babies
baby
baby products
baby store
babyname
babynames
birth
breast feeding
car seat
exercise
expecting
fitness
health
healthcare
healthy
maternity
menopause
mother
name
names
osteoporosis
parenting
parents
pregnant
pregnancy
pregnant
prevention
stroller

                                  Exhibit B

                Snap Editorial Guidelines for Partner Content
                           (as of September 1998)

Editorial Suggestions
---------------------

Provide content that is inherently informative or useful in itself, rather than strictly a promotion for content on your site. Feel free to include as many links to your site as you want, but they should be related to the content you are providing. An exception would be your logo link, which should link to your site's main home page.

Editorial Requirements
----------------------

All content or other materials provided to Snap must adhere to Snap's editorial guidelines. These guidelines include, without limitation, a prohibition on direct links from the applicable site to pornographic or illegal material, and a prohibition on the advertising of firearms or pornographic products or services from within Snap. Snap prohibits any obscene, indecent, or profane language. Snap requires that all content should be factually correct.

Links in your content must only point to the site from which the content was harvested. Links must take the user directly to the content which they describe. For example, links must not lead users through advertisements on the way to the content. No interstitial advertisements. No pop-up advertisements.

Content must be relevant to the Topic. It must also be relevant to the point and time. This does not mean that content must be updated at a particular rate. However, whatever content is live at any given time must be completely relevant. The content must include your brand, either as text or a graphic. A logo graphic should contain the brand name and the ALT text for the graphic must give the brand name.

The content linked to from your page must be free to Snap users, and initial registration or subscription must not be required. However, you are free to use content pages on your own site (not hosted by Snap) to up sell subscription or registration-required content. (example: "For more headlines, click here to subscribe.")

Advertisements within your content are not allowed. Your information must be content, not an advertisement for your site or brand or any other site/brand.

General Notes & Standards
-------------------------

Snap is willing to discuss modifications to the policies stated in these documents; however, all exceptions must be approved by the Snap Executive Producer. Snap may change these Content Page specifications and requirements at any time, with reasonable notice given to the Provider.